EXHIBIT 99.1

CHESAPEAKE GRANITE WASH TRUST ANNOUNCES RECEIPT OF NYSE NOTICE OF
NON-COMPLIANCE WITH CONTINUED LISTING STANDARDS

CHESAPEAKE GRANITE WASH TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee
For immediate release
HOUSTON, TEXAS, September 4, 2019 — Chesapeake Granite Wash Trust (NYSE:CHKR) (the “Trust”) today announced that the New York Stock Exchange ("NYSE") has notified the Trust that the Trust is considered “below criteria” in respect of the NYSE’s continued listing standards for an average closing price for the Trust's common units of less than $1.00 over a consecutive 30 trading-day average closing price. The Trust received the deficiency notice from the NYSE on August 28, 2019, and the Trust acknowledged receipt on September 4, 2019. As such, the Trust is now subject to the procedures outlined in the applicable rules set forth in Sections 801 and 802 of the NYSE Manual.
Under the NYSE standards, the Trust can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Trust’s common units have a closing price per unit, and a 30 trading-day average closing unit price, of at least $1.00. The Trust has no control at all over the trading price of its common units. At this time, the Trust does not intend to attempt to cause a reverse split of its common units or other action in an effort to affect the trading price of its common units.
During this six-month period, the Trust’s common units will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

Contact:	Chesapeake Granite Wash Trust The Bank of New York Mellon Trust Company, N.A., as Trustee Sarah Newell (512) 236-6555